Exhibit 99.1

NEWS RELEASE

Molson Coors Beverage Company Reports 2025 Fourth Quarter and Full Year Results

Golden, Colorado and Montréal, Québec – February 18, 2026 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2025 fourth quarter and full year.

2025 FOURTH QUARTER FINANCIAL HIGHLIGHTS1

•	Net sales decreased 2.7% reported and 4.0% in constant currency.

•	U.S. GAAP income before income taxes decreased 23.1% to $266.3 million.

•	Underlying (Non-GAAP) income before income taxes was $296.8 million, a decrease of 13.8% in constant currency.

•	U.S. GAAP net income attributable to MCBC of $238.3 million, $1.22 income per share on a diluted basis. Underlying (Non-GAAP) diluted income per share of $1.21 decreased 6.9%.

2025 FULL YEAR FINANCIAL HIGHLIGHTS1

•	Net sales decreased 4.2% reported and 4.8% in constant currency.

•	U.S. GAAP loss before income taxes of $2,518.0 million decreased $4,021.0 million from income before income taxes in the prior year largely driven by a $3,645.7 million non-cash partial goodwill impairment charge as well as $273.9 million non-cash intangible asset impairment charges recorded in the third quarter of 2025.

•	Underlying (Non-GAAP) income before income taxes was $1,385.4 million, a decrease of 14.7% in constant currency.

•	U.S. GAAP net loss attributable to MCBC of $2,139.6 million, $10.75 loss per share on a diluted basis. Underlying (Non-GAAP) diluted income per share of $5.42 decreased 9.1%.

•	Net cash provided by operating activities of $1,784.4 million and Underlying (Non-GAAP) Free Cash Flow of $1,141.4 million.

CEO AND CFO PERSPECTIVES

1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

1

Rahul Goyal, President and Chief Executive Officer Statement:

“Despite a number of macroeconomic issues impacting our industry and our category, we navigated a tough year to protect and deliver on our revised bottom-line expectations while narrowly missing our top-line guidance. We have a solid platform with our brands, infrastructure and people, and a strong balance sheet to weather this macro volatility. We made the necessary difficult decisions in our business to course correct and set ourselves up for the future. Our iconic brands resonate with consumers, and we are excited about our plans to unite people around our portfolio."

Tracey Joubert, Chief Financial Officer Statement:

“We are proud of our resilience and the financial discipline we delivered amidst a tough 2025 macro environment, with challenging industry dynamics and rising commodity input costs pressuring our bottom-line results. While we expect our top-line trends to improve in 2026, we expect commodity inflation in particular to be a meaningful headwind in 2026, which we do not believe is reflective of longer-term performance. Our balance sheet remains strong, with our net debt to underlying EBITDA ratio below our target of 2.5 times. Our solid cash generation has allowed us to return cash to shareholders via a growing dividend and share repurchase program, while investing in our brands and capabilities to position us well for future growth."

CONSOLIDATED PERFORMANCE - FOURTH QUARTER AND FULL YEAR 2025

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2025	December 31, 2024	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,662.4	$2,735.6	(2.7)%	$35.4	(4.0)%
U.S. GAAP income (loss) before income taxes	$266.3	$346.3	(23.1)%	$2.4	(23.8)%
Underlying income (loss) before income taxes(1)	$296.8	$341.0	(13.0)%	$2.8	(13.8)%
U.S. GAAP net income (loss)(2)	$238.3	$287.8	(17.2)%
Per diluted share	$1.22	$1.39	(12.2)%
Underlying net income (loss)(1)	$237.2	$268.6	(11.7)%
Per diluted share	$1.21	$1.30	(6.9)%
Financial volume(3)	17.146	18.585	(7.7)%
Brand volume(3)	18.028	18.870	(4.5)%

2

	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2025	December 31, 2024	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$11,140.8	$11,627.0	(4.2)%	$77.6	(4.8)%
U.S. GAAP income (loss) before income taxes	$(2,518.0)	$1,503.0	N/M	$(2.5)	N/M
Underlying income (loss) before income taxes(1)	$1,385.4	$1,610.5	(14.0)%	$11.4	(14.7)%
U.S. GAAP net income (loss)(2)	$(2,139.6)	$1,122.4	N/M
Per diluted share	$(10.75)	$5.35	N/M
Underlying net income (loss)(1)	$1,082.0	$1,250.0	(13.4)%
Per diluted share(4)	$5.42	$5.96	(9.1)%
Financial volume(3)	72.810	79.618	(8.6)%
Brand volume(3)	74.553	78.816	(5.4)%

N/M = Not meaningful

(1)	Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.

(3)	See Worldwide and Segment Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume. Volume presented in millions of hectoliters.

(4)	Underlying net income (loss) attributable to MCBC per diluted share for the year ended December 31, 2025, was based on diluted shares of 199.8 million. The underlying diluted share count includes incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FOURTH QUARTER 2024 RESULTS)

•	Net sales: The following table highlights the drivers of the change in net sales for the three months ended December 31, 2025, compared to December 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(7.7)%
Price and sales mix	3.7%
Currency	1.3%
Total consolidated net sales	(2.7)%

Net sales decreased 2.7%, driven by lower financial volume, partially offset by favorable price and sales mix and favorable foreign currency impacts. Net sales decreased 4.0% in constant currency.

Financial volumes decreased 7.7%, due to lower shipments in both the Americas and EMEA&APAC segments. Brand volumes decreased 4.5%, including a 4.3% decrease in the Americas segment as well as a 5.0% decrease in the EMEA&APAC segment.

Price and sales mix favorably impacted net sales by 3.7%, primarily due to favorable sales mix and increased net pricing. Net sales per hectoliter increased 5.5% reported and 4.1% on a constant currency basis.

•	Cost of goods sold ("COGS"): decreased 0.2% on a reported basis, primarily due to lower financial volume, partially offset by higher cost of goods sold per hectoliter including the unfavorable foreign currency impact of $23.5 million.

3

COGS per hectoliter: increased 8.1% on a reported basis, primarily due to unfavorable mix driven by premiumization and lower contract brewing volume in the Americas segment, cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact to COGS attributable to Midwest Premium pricing which is a surcharge added to the base price of aluminum, intended to reflect the cost of delivering aluminum in the U.S., volume deleverage and unfavorable foreign currency impact, partially offset by cost savings initiatives.

Underlying (Non-GAAP) COGS per hectoliter: increased 6.6% in constant currency primarily due to unfavorable mix, cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact to COGS attributable to Midwest Premium pricing as well as volume deleverage, partially offset by cost savings initiatives.

•	Marketing, general & administrative ("MG&A"): decreased 6.0% on a reported basis, primarily due to lower short-term incentive compensation expense of approximately $30 million, partially offset by the unfavorable foreign currency impact of $10.0 million as well as costs incurred related to our global modernization enterprise resource planning ("ERP") system implementation project. Underlying (Non-GAAP) MG&A: decreased 7.5% in constant currency.

•	Other operating income (expense), net: Other operating expense, net increased $29.0 million on a reported basis, primarily due to the cycling of a $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024 and restructuring charges of $28.7 million related to the Americas Restructuring Plan (as described in more detail herein), partially offset by the cycling of prior year restructuring charges related to the exit of certain U.S. craft businesses including accelerated depreciation charges in excess of normal depreciation of $83.7 million.

•	U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes decreased 23.1% on a reported basis, primarily due to lower financial volume, cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact attributable to Midwest Premium pricing as well as higher other operating expense, net, partially offset by lower MG&A expenses and increased net pricing.

•	Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes declined 13.8% in constant currency, primarily due to lower financial volume and cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact attributable to Midwest Premium pricing, partially offset by lower MG&A expenses and increased net pricing.

•	Net (income) loss attributable to Noncontrolling Interests ("NCI"): Net loss attributable to NCI increased by $34.9 million for the quarter ended December 31, 2025, from income of $5.9 million in the prior year primarily due to the changes in redemption value of certain of our redeemable NCI.

•	Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share decreased 12.2% primarily due to lower U.S. GAAP income before income taxes and a higher effective tax rate partially offset by an increase in net loss attributable to NCI and lower weighted-average diluted shares outstanding driven by share repurchases.

•	Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share decreased 6.9% primarily due to lower underlying income before income taxes and a higher underlying effective tax rate, partially offset by lower weighted-average shares outstanding driven by share repurchases and an increase in net loss attributable to NCI.

4

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FOURTH QUARTER 2024 RESULTS)

Americas Segment Overview

The following table highlights the Americas segment results for the three months and year ended December 31, 2025 compared to December 31, 2024.

	For the three months ended
($ in millions) (Unaudited)	December 31, 2025	December 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,066.2	$2,173.9	(5.0)%	$1.0	(5.0)%
Income (loss) before income taxes(1)	$254.3	$361.8	(29.7)%	$0.2	(29.8)%
Underlying income (loss) before income taxes (1)(2)	$293.2	$362.0	(19.0)%	$0.4	(19.1)%

	For the years ended
($ in millions) (Unaudited)	December 31, 2025	December 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$8,712.8	$9,240.2	(5.7)%	$(21.4)	(5.5)%
Income (loss) before income taxes(1)	$(2,343.6)	$1,523.3	N/M	$—	N/M
Underlying income (loss) before income taxes (1)(2)	$1,398.0	$1,590.3	(12.1)%	$(1.6)	(12.0)%

N/M = Not meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.

(2)	Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Americas Segment Highlights (Versus Fourth Quarter 2024 Results)

•	Net sales: The following table highlights the drivers of the change in net sales for the three months ended December 31, 2025 compared to December 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(8.5)%
Price and sales mix	3.5%
Currency	— %
Total Americas net sales	(5.0)%

Net sales decreased 5.0%, driven by lower financial volume, partially offset by favorable price and sales mix.

Financial volumes decreased 8.5%, primarily due to lower brand volume, an approximate 2% impact from lower contract brewing volume resulting from the exit of contract brewing arrangements in the U.S. and Canada as well as an approximate 2% impact in lower shipments resulting in lower U.S. distributor inventories. Americas brand volumes decreased 4.3%, including a 5.1% decrease in U.S. brand volumes driven by the macroeconomic environment resulting in industry softness as well as lower share performance, mainly in the above premium and premium segments.

Price and sales mix favorably impacted net sales by 3.5%, primarily due to increased net pricing, sales mix as a result of lower contract brewing volume and positive brand mix.

5

•	U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 29.7% on a reported basis, primarily due to lower financial volume, cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact attributable to Midwest Premium pricing as well as higher other operating expense, net and costs incurred related to our global modernization ERP system implementation project, partially offset by cost savings initiatives, increased net pricing, lower MG&A expenses driven by lower short-term incentive compensation expense of approximately $20 million and favorable mix. Higher other operating expense, net was driven by the cycling of a $77.9 million gain recognized upon the consolidation of ZOA in the prior year and restructuring charges of $28.7 million related to the Americas Restructuring Plan, partially offset by the cycling of prior year restructuring charges related to the exit of certain U.S. craft businesses including accelerated depreciation charges in excess of normal depreciation of $83.7 million.

•	Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes declined 19.1% in constant currency, primarily due to lower financial volume and cost inflation related to materials and manufacturing expenses including an approximate $20 million unfavorable impact attributable to Midwest Premium pricing as well as costs incurred related to our global modernization ERP system implementation project, partially offset by cost savings initiatives, increased net pricing, lower MG&A expenses driven by lower short-term incentive compensation expense of approximately $20 million and favorable mix.

EMEA&APAC Segment Overview

The following table highlights the EMEA&APAC segment results for the three months and year ended December 31, 2025 compared to December 31, 2024.

	For the three months ended
($ in millions) (Unaudited)	December 31, 2025	December 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$603.5	$568.7	6.1%	$34.4	0.1%
Income (loss) before income taxes(1)	$51.7	$23.5	120.0%	$2.6	108.9%
Underlying income (loss) before income taxes (1)(2)	$54.8	$24.2	126.4%	$2.9	114.5%

	For the years ended
($ in millions) (Unaudited)	December 31, 2025	December 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,455.7	$2,411.1	1.8%	$99.0	(2.3)%
Income (loss) before income taxes(1)	$(13.1)	$145.3	N/M	$1.3	N/M
Underlying income (loss) before income taxes (1)(2)	$197.2	$185.9	6.1%	$16.8	(3.0)%

N/M = Not meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.

(2)	Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

EMEA&APAC Segment Highlights (Versus Fourth Quarter 2024 Results)

•	Net sales: The following table highlights the drivers of the change in net sales for the three months ended

December 31, 2025 compared to December 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(5.4)%
Price and sales mix	5.5%
Currency	6.0%
Total EMEA&APAC net sales	6.1%

Net sales increased 6.1% driven by favorable foreign currency impacts as well as favorable price and sales mix, partially offset by lower financial volume. Net sales increased 0.1% in constant currency.

Financial and brand volume decreased 5.4% and 5.0%, respectively, primarily due to lower volume across all regions driven by soft market demand and a heightened competitive landscape.

Price and sales mix favorably impacted net sales by 5.5%, primarily due to higher factored brand volume, premiumization and increased net pricing. Net sales per hectoliter increased 12.2% reported and 5.8% on a constant currency basis.

Foreign currency favorably impacted net sales by 6.0%, primarily due to weakening of the USD compared to the Great British Pound ("GBP"), Euro ("EUR") and Czech Koruna ("CZK").

•	U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes increased 120.0% on a reported basis, primarily due to lower MG&A expenses as a result of lower short-term incentive compensation expense of approximately $10 million and targeted cost reductions as well as increased net pricing, partially offset by lower financial volume.

•	Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes increased 114.5% in constant currency, primarily due to lower MG&A expenses as a result of lower short-term incentive compensation expense of approximately $10 million and targeted cost reductions as well as increased net pricing, partially offset by lower financial volume.

FULL YEAR CONSOLIDATED HIGHLIGHTS (VERSUS 2024 RESULTS)

•	Net sales: The following table highlights the drivers of the change in net sales for the year ended December 31, 2025 compared to December 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(8.6)%
Price and sales mix	3.8%
Currency	0.6%
Total net sales	(4.2)%

Net sales decreased 4.2% driven by lower financial volume, partially offset by favorable price and sales mix and favorable foreign currency impacts. Net sales decreased 4.8% in constant currency.

Financial volume decreased 8.6%, primarily due to lower shipments in the Americas segment attributable to the macroeconomic environment resulting in industry softness and lower U.S. share performance as well as lower shipments in the EMEA&APAC segment. Brand volume decreased 5.4%, including a 4.9% decrease in the Americas segment as well as a 6.7% decrease in the EMEA&APAC segment.

Price and sales mix favorably impacted net sales by 3.8%, primarily due to favorable sales mix and increased net pricing in both segments. Americas favorable sales mix was primarily driven by lower contract brewing volume and positive brand mix.

•	COGS: decreased 3.2% on a reported basis, primarily due to lower financial volume, partially offset by higher cost of goods sold per hectoliter including the unfavorable foreign currency impact of $50.1 million. Unfavorable foreign currency impact was primarily driven by the weakening of the USD to the GBP, EUR and CZK, partially offset by the strengthening of the USD to the Canadian Dollar ("CAD"). COGS per hectoliter: increased 5.8% on a reported basis, primarily due to unfavorable mix driven by lower contract brewing volume in the Americas segment and premiumization, volume deleverage, cost inflation related to materials and manufacturing expenses including an approximate $35 million unfavorable impact to COGS attributable to Midwest Premium pricing as well as unfavorable foreign currency impact, partially offset by cost savings initiatives. Underlying (Non-GAAP) COGS per hectoliter: increased 5.2% in constant currency, primarily due to unfavorable mix driven by lower contract brewing volume in the Americas segment and premiumization, volume deleverage, cost inflation related to materials and manufacturing expenses including an approximate $35 million unfavorable impact to COGS attributable to Midwest Premium pricing, partially offset by cost savings initiatives.

•	MG&A: decreased 2.7% on a reported basis primarily due to lower short-term incentive compensation expense of approximately $70 million and lower marketing investment, partially offset by approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition which will be recoverable through net sales over the next 3 years which started in the second quarter of 2025 and costs incurred related to our global modernization ERP system implementation project. Underlying (Non-GAAP) MG&A: decreased 3.2% in constant currency.

•	Goodwill impairment: During the third quarter of 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value resulting in a $3,645.7 million partial goodwill impairment charge.

•	Other operating income (expense), net: Other operating expense, net increased $269.9 million on a reported basis, primarily due to intangible asset impairments of $273.9 million, the cycling of a $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024 and restructuring charges of $28.7 million related to the Americas Restructuring Plan, partially offset by the cycling of a prior year loss on the decision to wind down or sell certain of our U.S. craft businesses.

•	U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $2,518.0 million declined $4,021.0 million on a reported basis from income before income taxes in the prior year, primarily due to a $3,645.7 million partial goodwill impairment charge, lower financial volume, higher other operating expense, net, cost inflation related to materials and manufacturing expenses including an approximate $35 million unfavorable impact attributable to Midwest Premium pricing, partially offset by increased net pricing, favorable mix, cost savings initiatives, lower MG&A expenses, cycling of a prior year $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable NCI liability to the final redemption value related to the Cobra Beer Partnership, Ltd. ("CBPL") buyout, cycling of a prior year settlement loss of $34.0 million recorded as a result of Canadian pension plan annuity purchases and the favorable unrealized fair value adjustment of the investment in Fevertree Drinks plc.

•	Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes declined 14.7% in constant currency primarily due to lower financial volume, cost inflation related to materials and manufacturing expenses including an approximate $35 million unfavorable impact attributable to Midwest Premium pricing, partially offset by increased net pricing, favorable mix, cost savings initiatives and lower MG&A expenses.

•	Effective Tax Rate and Underlying (Non-GAAP) Effective Tax Rate

(Unaudited)	For the years ended
	December 31, 2025	December 31, 2024
U.S. GAAP Effective Tax Rate	13.4%	23.0%
Underlying (Non-GAAP) Effective Tax Rate(1)	22.5%	22.5%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Our U.S. GAAP effective tax rate decreased for the year ended December 31, 2025, compared to the prior year, primarily due to the impact of the $3,645.7 million partial goodwill impairment, a portion of which was not deductible for tax purposes. The decrease was also driven by the cycling of a $45.8 million increase in the mandatorily redeemable NCI liability of CBPL to its final redemption value, which was recorded to interest expense in the third quarter of 2024 and was nondeductible for tax purposes. These decreases were offset in part by the cycling of a $77.9 million nontaxable gain recognized upon the consolidation of ZOA in the fourth quarter of 2024.

•	Net (income) loss attributable to NCI: Net loss attributable to NCI of $40.6 million declined $75.9 million for the year ended December 31, 2025, from income of $35.3 million in the prior year. The current year loss was primarily related to the allocation of the Americas reporting unit goodwill impairment and the Blue Run Spirits intangible asset impairment, partially offset by redemption value adjustments. The prior year income was driven by an increase in one of our NCI to its redemption value.

•	Net income (loss) attributable to MCBC per diluted share: Net loss attributable to MCBC per diluted share of $10.75 declined from net income attributable to MCBC per diluted share of $5.38 primarily due to a U.S. GAAP loss before income taxes in the current year compared to U.S. GAAP income before income taxes in the prior year, partially offset by a lower effective tax rate, lower weighted-average diluted shares outstanding driven by share repurchases and an increase in net loss attributable to NCI.

•	Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share decreased 9.1% primarily due to lower underlying income before income taxes partially offset by lower weighted-average shares outstanding driven by share repurchases.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

•	U.S. GAAP cash from operations: Net cash provided by operating activities of $1,784.4 million for the year ended December 31, 2025, decreased $125.9 million compared to the prior year primarily due to lower net income adjusted for non-cash items, a $60.6 million payment as final resolution of the Keystone litigation case and higher interest paid, partially offset by lower payments for prior year annual incentive compensation and lower income taxes paid primarily due to the passage of the One Big Beautiful Bill Act in the U.S. and the favorable timing of working capital.

•	Underlying (Non-GAAP) free cash flow: Cash provided of $1,141.4 million for the year ended December 31, 2025 represented a decrease of $99.2 million from the prior year, primarily due to the decline in operating cash flows and higher capital expenditures.

•	Debt: Total debt as of December 31, 2025 was $6,299.5 million and cash and cash equivalents totaled $896.5 million, resulting in net debt of $5,403.0 million and a net debt to underlying EBITDA ratio of 2.33x. As of December 31, 2024, our net debt to underlying EBITDA ratio was 2.09x.

•	Dividends: We paid cash dividends of $376.3 million and $369.2 million for the years ended December 31, 2025 and December 31, 2024, respectively.

•	Share Repurchase Program: We paid $647.9 million and $643.4 million, including brokerage commissions, for share repurchases during the years ended December 31, 2025 and December 31, 2024, respectively. On February 9, 2026, our Company's Board of Directors approved an increase to the existing Class B common stock repurchase program by $2.0 billion, for an aggregate authorization of up to $4.0 billion, and an extension of the duration of the Class B common stock repurchase program to December 31, 2031. Including this increase, approximately $2.6 billion remains available for repurchase under the Class B common stock repurchase program as of December 31, 2025.

2026 OUTLOOK

We expect to achieve the following targets for full year 2026 despite the inherent uncertainties that exist with inflationary commodity cost pressures and a softer beer industry.

•	Net sales: flat, plus or minus 1% versus 2025 on a constant currency basis.

•	Underlying income (loss) before income taxes: decline in the range of 15% to 18% versus 2025 on a constant currency basis.

•	Underlying earnings per share: decline in the range of 11% to 15% versus 2025.

•	Capital expenditures: $650 million incurred, plus or minus 5%.

•	Underlying free cash flow: $1.1 billion, plus or minus 10%.

•	Underlying depreciation and amortization: $720 million, plus or minus 5%.

•	Consolidated net interest expense: $260 million, plus or minus 5%.

•	Underlying effective tax rate: in the range of 22% to 24% for 2026.

SUBSEQUENT EVENTS

On February 18, 2026, our Company's Board of Directors declared a quarterly dividend of $0.48 per share, to be paid on March 20, 2026, to shareholders of Class A and Class B common stock of record on March 6, 2026. Shareholders of exchangeable shares will receive the CAD equivalent of dividends earned on Class A and Class B common stock.

On February 18, 2026, our Company announced a three-year cost savings program targeting up to $450 million with savings beginning in 2026. The cost savings program, inclusive of the Americas Restructuring Plan announced in the fourth quarter of 2025, is intended to mitigate inflation impacts and enable continued investment at levels necessary to fuel our business. The savings will be driven by many areas of the business and will impact both the Americas and EMEA&APAC segments.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2025, compared to the fourth quarter or full year ended December 31, 2024. Some numbers may not sum due to rounding.

CONTACTS

Investor Relations	News Media
Greg Tierney, (414) 931-3303	Rachel Gellman Johnson, (314) 452-9673

2025 FOURTH QUARTER MATERIALS

The earnings presentation for Molson Coors Beverage Company's 2025 fourth quarter and full year results will be accessible via our website, ir.molsoncoors.com. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands, Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko, to our above premium brands, including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our value brands, like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

To learn more about Molson Coors Beverage Company, visit molsoncoors.com.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intends," "goals," "plans," "believes," "confidence," "views," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies" and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2026 Outlook," with respect to, among others, expectations and impacts of macroeconomic forces, beverage industry trends, cost inflation and tariffs, consumer preferences and limited consumer disposable income, overall volume and market share trends, our competitive position, execution of our strategic priorities, anticipated results, pricing trends, cost reduction strategies, including the Americas Restructuring Plan announced in October of 2025 and the expected charges and benefits of the restructuring, shipment levels and profitability, the sufficiency of capital resources, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related environmental initiatives, effective tax rate, and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third-Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the years ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Sales	$3,125.8	$3,243.6	$13,040.3	$13,734.3
Excise taxes	(463.4)	(508.0)	(1,899.5)	(2,107.3)
Net sales	2,662.4	2,735.6	11,140.8	11,627.0
Cost of goods sold	(1,694.1)	(1,698.1)	(6,866.2)	(7,093.6)
Gross profit	968.3	1,037.5	4,274.6	4,533.4
Marketing, general and administrative expenses	(610.9)	(649.7)	(2,643.9)	(2,717.5)
Goodwill impairment	—	—	(3,645.7)	—
Other operating income (expense), net	(35.0)	(6.0)	(335.3)	(65.4)
Equity income (loss)	1.9	6.3	13.4	2.7
Operating income (loss)	324.3	388.1	(2,336.9)	1,753.2
Interest income (expense), net	(56.2)	(54.6)	(227.3)	(247.3)
Other pension and postretirement benefit (cost), net	3.6	6.9	14.4	(5.0)
Other non-operating income (expense), net	(5.4)	5.9	31.8	2.1
Income (loss) before income taxes	266.3	346.3	(2,518.0)	1,503.0
Income tax benefit (expense)	(57.0)	(52.6)	337.8	(345.3)
Net income (loss)	209.3	293.7	(2,180.2)	1,157.7
Net (income) loss attributable to noncontrolling interests	29.0	(5.9)	40.6	(35.3)
Net income (loss) attributable to MCBC	$238.3	$287.8	$(2,139.6)	$1,122.4

Basic net income (loss) attributable to MCBC per share	$1.22	$1.40	$(10.75)	$5.38
Diluted net income (loss) attributable to MCBC per share	$1.22	$1.39	$(10.75)	$5.35

Weighted-average shares - basic	195.1	205.3	199.1	208.8
Weighted-average shares - diluted	195.7	206.5	199.1	209.9

Dividends per share	$0.47	$0.44	$1.88	$1.76

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$896.5	$969.3
Trade receivables, net	703.0	693.1
Other receivables, net	187.3	149.8
Inventories, net	715.9	727.8
Other current assets, net	432.8	308.4
Total current assets	2,935.5	2,848.4
Property, plant and equipment, net	4,768.7	4,460.4
Goodwill	1,944.7	5,582.3
Other intangibles, net	11,991.1	12,195.2
Other assets	1,098.4	978.0
Total assets	$22,738.4	$26,064.3
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,876.7	$3,013.0
Current portion of long-term debt and short-term borrowings	2,434.1	32.2
Total current liabilities	5,310.8	3,045.2
Long-term debt	3,865.4	6,113.9
Pension and postretirement benefits	427.1	416.7
Deferred tax liabilities	2,284.7	2,733.4
Other liabilities	307.7	302.4
Total liabilities	12,195.7	12,611.6
Redeemable noncontrolling interest	115.6	168.5
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 216.1 shares and 215.5 shares, respectively)	2.2	2.1
Class A exchangeable shares, no par value (issued: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued: 7.1 shares and 7.2 shares, respectively)	266.9	271.1
Paid-in capital	7,247.2	7,223.6
Retained earnings	5,723.7	8,238.0
Accumulated other comprehensive income (loss)	(1,071.6)	(1,362.4)
Class B common stock held in treasury at cost (37.7 shares and 24.8 shares, respectively)	(2,038.9)	(1,380.8)
Total Molson Coors Beverage Company stockholders' equity	10,230.3	13,092.4
Noncontrolling interests	196.8	191.8
Total equity	10,427.1	13,284.2
Total liabilities and equity	$22,738.4	$26,064.3

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$(2,180.2)	$1,157.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	711.3	759.4
Amortization of cloud computing arrangements	14.4	11.3
Amortization of debt issuance costs and discounts	5.1	5.3
Interest expense related to mandatorily redeemable noncontrolling interest	—	46.5
Share-based compensation	35.0	43.1
Goodwill impairment	3,645.7	—
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	262.6	51.8
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(81.7)	(28.7)
Equity (income) loss	(13.4)	(2.7)
Income tax (benefit) expense	(337.8)	345.3
Income tax (paid) received	(131.4)	(227.1)
Interest expense, excluding amortization of debt issuance costs and discounts and mandatorily redeemable noncontrolling interest	242.8	230.9
Interest paid	(240.7)	(216.0)
Other non-cash items, net	(0.6)	(77.1)
Change in current assets and liabilities (net of impact of business combinations) and other	(146.7)	(189.4)
Net cash provided by (used in) operating activities	1,784.4	1,910.3
Cash flows from investing activities
Additions to property, plant and equipment	(716.6)	(674.1)
Proceeds from sales of property, plant, equipment and other assets	15.8	24.5
Acquisition of business, net of cash acquired	(22.3)	(8.6)
Other, net	(99.0)	10.2
Net cash provided by (used in) investing activities	(822.1)	(648.0)
Cash flows from financing activities
Dividends paid	(376.3)	(369.2)
Payments for purchases of treasury stock	(647.9)	(643.4)
Payments on debt and borrowings	(12.8)	(883.8)
Proceeds on debt and borrowings	—	863.7
Other, net	(19.8)	(105.7)
Net cash provided by (used in) financing activities	(1,056.8)	(1,138.4)
Effect of foreign exchange rate changes on cash and cash equivalents	21.7	(23.5)
Net increase (decrease) in cash and cash equivalents	(72.8)	100.4
Balance at beginning of year	969.3	868.9
Balance at end of year	$896.5	$969.3

SUMMARIZED SEGMENT RESULTS ($ in millions and volume in millions of hectoliters) (Unaudited)

Americas	Q4 2025	Q4 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	Full year 2025	Full year 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$2,066.2	$2,173.9	(5.0)	$1.0	(5.0)	$8,712.8	$9,240.2	(5.7)	$(21.4)	(5.5)
COGS(1)(2)	$(1,296.9)	$(1,317.5)	1.6	$(0.7)	1.6	$(5,285.8)	$(5,561.8)	5.0	$13.5	4.7
MG&A	$(478.7)	$(500.5)	4.4	$(0.9)	4.5	$(2,041.7)	$(2,089.6)	2.3	$7.2	1.9
Income (loss) before income taxes	$254.3	$361.8	(29.7)	$0.2	(29.8)	$(2,343.6)	$1,523.3	N/M	$—	N/M
Underlying income (loss) before income taxes(3)	$293.2	$362.0	(19.0)	$0.4	(19.1)	$1,398.0	$1,590.3	(12.1)	$(1.6)	(12.0)
Financial volume(1)(4)	12.720	13.904	(8.5)			53.507	58.905	(9.2)
Brand volume	13.606	14.215	(4.3)			55.273	58.143	(4.9)
EMEA&APAC	Q4 2025	Q4 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	Full year 2025	Full year 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$603.5	$568.7	6.1	$34.4	0.1	$2,455.7	$2,411.1	1.8	$99.0	(2.3)
COGS(1)(2)	$(415.9)	$(393.5)	(5.7)	$(22.9)	0.1	$(1,656.5)	$(1,588.9)	(4.3)	$(63.6)	(0.3)
MG&A	$(132.2)	$(149.2)	11.4	$(9.1)	17.5	$(602.2)	$(627.9)	4.1	$(22.5)	7.7
Income (loss) before income taxes	$51.7	$23.5	120.0	$2.6	108.9	$(13.1)	$145.3	N/M	$1.3	N/M
Underlying income (loss) before income taxes(3)	$54.8	$24.2	126.4	$2.9	114.5	$197.2	$185.9	6.1	$16.8	(3.0)
Financial volume(1)(4)	4.428	4.683	(5.4)			19.310	20.722	(6.8)
Brand volume	4.422	4.655	(5.0)			19.280	20.673	(6.7)
Unallocated & Eliminations	Q4 2025	Q4 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	Full year 2025	Full year 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(7.3)	$(7.0)	(4.3)	$—	(4.3)	$(27.7)	$(24.3)	(14.0)	$—	(14.0)
COGS(2)	$18.7	$12.9	45.0	$0.1	44.2	$76.1	$57.1	33.3	$—	33.3
Income (loss) before income taxes	$(39.7)	$(39.0)	(1.8)	$(0.4)	(0.8)	$(161.3)	$(165.6)	2.6	$(3.8)	4.9
Underlying income (loss) before income taxes(3)	$(51.2)	$(45.2)	(13.3)	$(0.5)	(12.2)	$(209.8)	$(165.7)	(26.6)	$(3.8)	(24.3)
Financial volume	(0.002)	(0.002)	—			(0.007)	(0.009)	22.2
Consolidated	Q4 2025	Q4 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	Full year 2025	Full year 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$2,662.4	$2,735.6	(2.7)	$35.4	(4.0)	$11,140.8	$11,627.0	(4.2)	$77.6	(4.8)
COGS	$(1,694.1)	$(1,698.1)	0.2	$(23.5)	1.6	$(6,866.2)	$(7,093.6)	3.2	$(50.1)	3.9
MG&A	$(610.9)	$(649.7)	6.0	$(10.0)	7.5	$(2,643.9)	$(2,717.5)	2.7	$(15.3)	3.3
Income (loss) before income taxes	$266.3	$346.3	(23.1)	$2.4	(23.8)	$(2,518.0)	$1,503.0	N/M	$(2.5)	N/M
Underlying income (loss) before income taxes(3)	$296.8	$341.0	(13.0)	$2.8	(13.8)	$1,385.4	$1,610.5	(14.0)	$11.4	(14.7)
Financial volume(4)	17.146	18.585	(7.7)			72.810	79.618	(8.6)
Brand volume	18.028	18.870	(4.5)			74.553	78.816	(5.4)

N/M = Not meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.

(2)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)	Represents income (loss) before income taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.

(4)	Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.785 million hectoliters and 0.321 million hectoliters for the three months ended December 31, 2025, respectively, and excludes royalty volume of 0.755 million hectoliters and 0.286 million hectoliters for three months ended December 31, 2024, respectively. Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 2.852 million hectoliters and 1.224 million hectoliters for the year ended December 31, 2025, respectively, and excludes royalty volume of 2.550 million hectoliters and 1.185 million hectoliters for the year ended December 31, 2024, respectively.

WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended
Americas	December 31, 2025	December 31, 2024	Change
Financial Volume	12.720	13.904	(8.5)%
Contract brewing and wholesale/factored volume	(0.350)	(0.589)	40.6%
Royalty volume	0.785	0.755	4.0%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.451	0.145	211.0%
Total Americas Brand Volume	13.606	14.215	(4.3)%

EMEA&APAC	December 31, 2025	December 31, 2024	Change
Financial Volume	4.428	4.683	(5.4)%
Contract brewing and wholesale/factored volume	(0.327)	(0.314)	(4.1)%
Royalty volume	0.321	0.286	12.2%
Total EMEA&APAC Brand Volume	4.422	4.655	(5.0)%

Consolidated	December 31, 2025	December 31, 2024	Change
Financial Volume	17.146	18.585	(7.7)%
Contract brewing and wholesale/factored volume	(0.677)	(0.903)	25.0%
Royalty volume	1.106	1.041	6.2%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	0.453	0.147	208.2%
Total Worldwide Brand Volume	18.028	18.870	(4.5)%

(In millions of hectoliters) (Unaudited)	For the years ended
Americas	December 31, 2025	December 31, 2024	Change
Financial Volume	53.507	58.905	(9.2)%
Contract brewing and wholesale/factored volume	(1.551)	(3.193)	51.4%
Royalty volume	2.852	2.550	11.8%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.465	(0.119)	N/M
Total Americas Brand Volume	55.273	58.143	(4.9)%

EMEA&APAC	December 31, 2025	December 31, 2024	Change
Financial Volume	19.310	20.722	(6.8)%
Contract brewing and wholesale/factored volume	(1.254)	(1.234)	(1.6)%
Royalty volume	1.224	1.185	3.3%
Total EMEA&APAC Brand Volume	19.280	20.673	(6.7)%

Consolidated	December 31, 2025	December 31, 2024	Change
Financial Volume	72.810	79.618	(8.6)%
Contract brewing and wholesale/factored volume	(2.805)	(4.427)	36.6%
Royalty volume	4.076	3.735	9.1%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.472	(0.110)	N/M
Total Worldwide Brand Volume	74.553	78.816	(5.4)%

N/M = Not meaningful

The reported percent change in the above table are presented as (unfavorable) favorable to total brand volume.

(1)	Includes gross inter-segment volumes which are eliminated in the consolidated totals.

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographic markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment represents the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel such as bars and restaurants, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

We also utilize net sales per hectoliter and COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. These metrics are calculated as net sales and COGS per our consolidated statements of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends of price and sales mix on our net sales and the trends of mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

•	Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) –Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, certain restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.

•	Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.

We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.

•	Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).

•	Underlying net interest income (expense) (Closest GAAP Metric: Interest income (expense), net) – Measure of the Company's net interest expense adjusted to exclude adjustments to the redemption value of mandatorily redeemable noncontrolling interests.

•	Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.

•	Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.

•	Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

•	Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.

•	Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.

•	Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization and the impact of non-GAAP adjustment items (as defined above). Effective January 1, 2025, on a prospective basis, Underlying EBITDA excludes amortization of cloud-based software implementation costs. This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.

•	Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.

Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,694.1)	$(610.9)	$266.3	$238.3	$1.22
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	35.0	34.9	0.18
Unrealized mark-to-market (gains) losses	(11.4)	—	(11.4)	(11.4)	(0.06)
Other items(2)	—	0.3	6.9	6.0	0.03
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(7.8)	(0.04)
Redeemable noncontrolling interest adjustments(3)	—	—	—	(22.8)	(0.12)
Underlying (Non-GAAP)	$(1,705.5)	$(610.6)	$296.8	$237.2	1.21

(1)	On October 20, 2025, we announced an Americas Restructuring Plan designed to create a leaner, more agile Americas segment while advancing our ability to reinvest in the business and position our Company for future growth. The plan resulted in charges of $28.7 million, primarily related to severance payments and post-employment benefits, recorded to other operating income (expense), net in our consolidated statements of operations during the year ended December 31, 2025. The remaining charges, predominantly employee-related charges for the Americas Restructuring Plan are expected to be recorded during the year ended December 31, 2026 and total restructuring charges are expected to be at the low end of the previously communicated range of $35 million to $50 million at approximately $35 million.

(2)	During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the three months ended December 31, 2025, we recorded an unrealized loss of $7.6 million resulting from the change in the fair value of the investment.

(3)	During the fourth quarter of 2025, we recorded $22.8 million of loss attributable to NCI related to the changes in redemption value of certain of our redeemable NCI.

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,698.1)	$(649.7)	$346.3	$287.8	$1.39
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	83.8	83.8	0.41
(Gains) and losses on disposals	—	—	0.1	0.1	—
Unrealized mark-to-market (gains) losses	(6.2)	—	(6.2)	(6.2)	(0.03)
Other items(2)	(6.3)	0.5	(83.0)	(83.0)	(0.40)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(13.9)	(0.07)
Underlying (Non-GAAP)	$(1,710.6)	$(649.2)	$341.0	$268.6	$1.30

(1)	During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $83.7 million for the three months ended December 31, 2024.

(2)	During the three months ended December 31, 2024, we further increased our investment in ZOA resulting in consolidation and recognized a gain of $77.9 million in other operating (expense), net, within the Americas segment representing the difference between the fair value and the carrying value of our previously held equity interest on the acquisition date.

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(5)
Reported (U.S. GAAP)	$(6,866.2)	$(2,643.9)	$(2,518.0)	$(2,139.6)	$(10.75)
Non-GAAP adjustments (pre-tax)
Goodwill impairment(1)	—	—	3,645.7	3,568.2	17.86
Intangible and tangible asset impairments, excluding goodwill(2)	—	—	273.9	255.0	1.28
Restructuring(3)	—	—	64.3	64.2	0.32
(Gains) and losses on disposals	—	—	0.6	0.6	—
Unrealized mark-to-market (gains) losses	(48.4)	—	(48.4)	(48.4)	(0.24)
Other items(4)	—	0.1	(32.7)	(33.6)	(0.17)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(645.1)	(3.23)
Redeemable noncontrolling interest adjustments(6)	—	—	—	60.7	0.30
Underlying (Non-GAAP)	$(6,914.6)	$(2,643.8)	$1,385.4	$1,082.0	5.42

(1)	During the third quarter of 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value. As a result, we recorded a partial goodwill impairment loss of $3,645.7 million, of which $77.5 million was attributable to NCI.

(2)	During the third quarter 2025, we identified a triggering event for the Blue Run Spirits asset group in the Americas segment and the Staropramen family of brands in the EMEA&APAC segment. As a result, we recorded intangible impairment losses totaling $273.9 million, of which $18.9 million was attributable to a NCI.

(3)	On October 20, 2025, we announced an Americas Restructuring Plan designed to create a leaner, more agile Americas segment while advancing our ability to reinvest in the business and position our Company for future growth. The plan resulted in charges of $28.7 million, primarily related to severance payments and post-employment benefits, recorded to other operating income (expense), net in our consolidated statements of operations during the year ended December 31, 2025. The remaining charges, predominantly employee-related charges, for the Americas Restructuring Plan are expected to be recorded during the year ended December 31, 2026 and total restructuring charges are expected to be at the low end of the previously communicated range of $35 million to $50 million at approximately $35 million.

During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. As a result, during the first quarter of 2025, we incurred incremental accelerated depreciation in excess of normal depreciation of $17.9 million.

(4)	During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the year ended December 31, 2025, we recorded an unrealized gain of $31.7 million resulting from the change in the fair value of the investment.

(5)	Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the year ended December 31, 2025, used a share count of 199.1 million shares. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the year ended December 31, 2025, used a share count of 199.8 million shares. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share totals in the tables are not expected to sum.

(6)	During the year ended 2025, we recorded $60.7 million of income attributable to NCI related to the changes in redemption value of certain of our redeemable NCI.

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(7,093.6)	$(2,717.5)	$1,503.0	$1,122.4	$5.35
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	106.8	106.8	0.51
(Gains) and losses on disposals(2)	—	—	36.5	36.5	0.17
Unrealized mark-to-market (gains) losses	(34.1)	—	(34.1)	(34.1)	(0.16)
Other items(3)	(6.3)	2.2	(1.7)	(1.7)	(0.01)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(16.4)	(0.08)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(4)	—	—	—	36.6	0.17
Underlying (Non-GAAP)	$(7,134.0)	$(2,715.3)	$1,610.5	$1,250.1	$5.96

(1)	During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $93.6 million for the year ended December 31, 2024.

(2)	We recognized a loss of $41.2 million on the disposal of certain U.S. craft businesses for the year ended December 31, 2024.

(3)	During the fourth quarter of 2024, we further increased our investment in ZOA, resulting in consolidation and recognized a gain of $77.9 million in other operating (expense), net within the Americas segment representing the difference between the fair value and the carrying value of our previously held equity interest on the acquisition date.

During the third quarter of 2024, we recorded a non-cash pension settlement loss of $34.0 million within other pension and postretirement benefits (costs), net in Unallocated as a result of annuity purchases for two of our Canadian pension plans.

During the third quarter of 2024, we increased our mandatorily redeemable NCI liability to the final redemption value related to the buyout of the remaining ownership interest in CBPL. As a result, we recorded an increase in interest expense in interest expense within our EMEA&APAC segment of $45.8 million.

(4)	We recorded a $36.6 million adjustment to net (income) loss attributable to NCI related to the change in redemption value of CBPL.

Reconciliation to Underlying (Non-GAAP) Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended December 31, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$254.3	$51.7	$(39.7)	$266.3
Cost of goods sold(1)	—	—	(11.4)	(11.4)
Marketing, general & administrative	0.3	—	—	0.3
Other non-GAAP adjustment items(2)	38.6	3.1	(0.1)	41.6
Total non-GAAP adjustment items	$38.9	$3.1	$(11.5)	$30.5
Underlying (Non-GAAP) income (loss) before income taxes	$293.2	$54.8	$(51.2)	$296.8

(In millions) (Unaudited)	For the three months ended December 31, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$361.8	$23.5	$(39.0)	$346.3
Cost of goods sold(1)	(6.3)	—	(6.2)	(12.5)
Marketing, general & administrative	0.5	—	—	0.5
Other non-GAAP adjustment items(2)	6.0	0.7	—	6.7
Total non-GAAP adjustment items	$0.2	$0.7	$(6.2)	$(5.3)
Underlying (Non-GAAP) income (loss) before income taxes	$362.0	$24.2	$(45.2)	$341.0

(In millions) (Unaudited)	For the year ended December 31, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$(2,343.6)	$(13.1)	$(161.3)	$(2,518.0)
Cost of goods sold(1)	—	—	(48.4)	(48.4)
Marketing, general & administrative	0.1	—	—	0.1
Goodwill impairment	3,645.7	—	—	3,645.7
Other non-GAAP adjustment items(2)	95.8	210.3	(0.1)	306.0
Total non-GAAP adjustment items	$3,741.6	$210.3	$(48.5)	$3,903.4
Underlying (Non-GAAP) income (loss) before income taxes	$1,398.0	$197.2	$(209.8)	$1,385.4

(In millions) (Unaudited)	For the year ended December 31, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$1,523.3	$145.3	$(165.6)	$1,503.0
Cost of goods sold(1)	(6.3)	—	(34.1)	(40.4)
Marketing, general & administrative	2.2	—	—	2.2
Other non-GAAP adjustment items(2)	71.1	40.6	34.0	145.7
Total non-GAAP adjustment items	$67.0	$40.6	$(0.1)	$107.5
Underlying (Non-GAAP) income (loss) before income taxes	$1,590.3	$185.9	$(165.7)	$1,610.5

(1)	Primarily reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)	See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying (Non-GAAP) Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the three months ended		For the years ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
U.S. GAAP depreciation and amortization	$(181.1)	$(247.3)	$(711.3)	$(759.4)
Accelerated depreciation(1)	5.2	83.7	23.1	93.6
Underlying (Non-GAAP) depreciation and amortization	$(175.9)	$(163.6)	$(688.2)	$(665.8)

(1)	Primarily a result of a third quarter of 2024 decision to wind down or sell certain of our U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded accelerated depreciation in excess of normal depreciation of $17.9 million for the year ended December 31, 2025, and $83.7 million and $93.6 million for the three months and year ended December 31, 2024, respectively.

Underlying (Non-GAAP) Net Interest Income (Expense) Reconciliation

(In millions) (Unaudited)	For the three months ended		For the years ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
U.S. GAAP Interest income (expense), net	$(56.2)	$(54.6)	$(227.3)	$(247.3)
Adjustment to the redemption value of mandatorily redeemable noncontrolling interest(1)	—	0.7	—	46.5
Underlying (Non-GAAP) net interest income (expense)	$(56.2)	$(53.9)	$(227.3)	$(200.8)

(1)	During the three months and year ended December 31, 2024, we recorded an increase in interest expense driven by an adjustment to increase our mandatorily redeemable NCI liability related to CBPL to its final redemption value.

Underlying (Non-GAAP) Effective Tax Rate Reconciliation

(Unaudited)	For the years ended
	December 31, 2025	December 31, 2024
U.S. GAAP Effective Tax Rate	13.4%	23.0%
Tax effect of non-GAAP adjustments and other discrete tax items(1)	9.1%	(0.5)%
Underlying (Non-GAAP) Effective Tax Rate	22.5%	22.5%

(1)	The change in tax effect of non-GAAP adjustment items for the year ended December 31, 2025 included the impact of the $3,645.7 million partial goodwill impairment which a portion of the goodwill was not deductible for tax purposes. Adjustments related to the tax effect of non-GAAP adjustments for the year ended December 31, 2024 included a non-deductible $45.8 million adjustment recorded to interest expense to increase the mandatorily redeemable NCI liability related to CBPL to the final redemption value in the third quarter of 2024 as well as a valuation allowance on deferred tax assets recorded in the third quarter of 2024 from the decision to sell certain of our U.S. craft businesses. The tax effect of these adjustments was partially offset by the non-taxable gain of $77.9 million recognized in the fourth quarter of 2024 upon the consolidation of ZOA.

Underlying (Non-GAAP) Free Cash Flow

(In millions) (Unaudited)	For the years ended
	December 31, 2025	December 31, 2024
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$1,784.4	$1,910.3
Additions to property, plant and equipment, net(1)	(716.6)	(674.1)
Cash impact of non-GAAP adjustment items(2)	73.6	4.4
Underlying (Non-GAAP) Free Cash Flow	$1,141.4	$1,240.6

(1)	Included in net cash provided by (used in) investing activities.

(2)	Included in net cash provided by (used in) operating activities and reflects the $60.6 million payment as final resolution of the Keystone litigation case paid in the first quarter of 2025. Additionally, this includes costs paid for restructuring activities for the years ended December 31, 2025 and December 31, 2024.

Net Debt (Non-GAAP) and Net Debt (Non-GAAP) to Underlying (Non-GAAP) EBITDA Ratio

(In millions except net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio) (Unaudited)	As of
	December 31, 2025	December 31, 2024
U.S. GAAP Current portion of long-term debt and short-term borrowings	$2,434.1	$32.2
Add: Long-term debt	3,865.4	6,113.9
Less: Cash and cash equivalents	896.5	969.3
Net debt (Non-GAAP)	5,403.0	5,176.8
Q4 Underlying EBITDA	532.7	558.5
Q3 Underlying EBITDA	665.4	692.3
Q2 Underlying EBITDA	763.9	750.1
Q1 Underlying EBITDA	353.3	476.2
Underlying (Non-GAAP) EBITDA(1)	$2,315.3	$2,477.1
Net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio	2.33	2.09

(1)	Represents underlying EBITDA on a trailing twelve month basis.

Underlying (Non-GAAP) EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	December 31, 2025	December 31, 2024
U.S. GAAP Net income (loss)	$209.3	$293.7
Interest expense (income), net	56.2	54.6
Income tax expense (benefit)	57.0	52.6
Depreciation and amortization	181.1	247.3
Amortization of cloud computing arrangements	3.8	—
Non-GAAP adjustments to arrive at underlying (non-GAAP) EBITDA(1)	25.3	(89.7)
Underlying (Non-GAAP) EBITDA	$532.7	$558.5

(1)	Includes pre-tax non-GAAP adjustments to Net income (loss) as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net, and depreciation and amortization. See the (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item, (ii) Underlying Depreciation and Amortization Reconciliation and (iii) Underlying Net Interest Income (Expense) Reconciliation tables for further information on our non-GAAP adjustments.